UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2012

MGC Diagnostics Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

651-484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Results for Fiscal Year ended October 31, 2012

On December 19, 2012, MGC Diagnostics Corporation (the “Company”) issued a press release announcing its results for the fourth quarter and fiscal year ended October 31, 2012. The Company also filed a Form 8-K attaching the press release, and held a conference call to discuss these financial results.

2012 Management Incentive Bonus Plan

At its December 18, 2012 Board of Directors meeting, the Company’s Board determined that the Company had not met the threshold for both revenue and earnings under its 2012 Management Incentive Bonus Plan (“2012 Plan”) and therefore no payments would be made to members of management under the 2012 Plan.

2013 Management Incentive Bonus Plan

On December 18, 2012, the Board of Directors, upon recommendation from the Compensation Committee, approved the MGC Diagnostics Corporation 2013 Management Incentive Bonus Plan (the “2013 Plan”). The Board established target performance goals for the Company’s two executive officers: President and Chief Executive Officer Gregg O. Lehman, Ph.D., and Chief Financial Officer Robert M. Wolf. The fiscal 2013 annual performance goals with respect to each of these officers are related to revenues and operating income. In order for management to be eligible for any payouts, the Company must achieve threshold in each of revenue and operating income. The following table sets forth the amount that each officer would receive if the Company achieves threshold, target or maximum in each category.

Name	Threshold	Target	Maximum
Gregg O. Lehman, Ph.D.	$35,700	$178,500	$285,000
Robert M. Wolf	$10,200	$ 51,000	$ 81,600

The Board of Directors retains discretion under the 2013 Plan to make incentive plan cash payments in amounts higher or lower than would otherwise be required under the 2013 Plan. In addition, all payments under the 2013 Plan are subject to clawback to the extent required by federal law.

Lehman Fiscal 2012 and 2013 Performance Shares

The Board and Compensation Committee also finalized the terms of Dr. Lehman’s fiscal 2013 performance shares. Under his offer letter, as amended August 4, 2011, the Board of Directors agreed that Dr. Lehman would have the ability to earn performance shares in an amount equal to one-third of his salary. On December 18, 2012, the Board and Compensation Committee granted Dr. Lehman 20,833 performance shares for fiscal 2013 based on the closing stock price of $5.60 on December 18, 2012. Of these performance shares, 80% will begin vesting only if the Company achieves threshold revenue and operating income levels set by the Board and Compensation Committee under the 2013 Plan and 20% will begin vesting upon Dr. Lehman’s achievement of separate objectives set by the Board and Compensation Committee, after consultation with Dr. Lehman.

Dr. Lehman’s fiscal 2012 performance shares had the same revenue and earnings thresholds that were established under the 2012 Plan. Because the Company did not meet the threshold for both revenue and earnings under its 2012 Plan, none of Dr. Lehman 2012 performance shares vested and they have expired.

Lehman 2012 Performance Bonus

Although Dr. Lehman did not receive any payments under the 2012 Plan and his 2012 performance shares expired without vesting, the Board of Directors concluded that Dr. Lehman achieved a number of significant Company objectives in fiscal 2012. These included assembling a new sales and marketing team, introducing a key new product, successfully divesting the Company’s New Leaf business line, rebranding the Company as MGC Diagnostics Corporation, and developing and commencing the implementation of a new Company strategic plan. In light of these and other accomplishments, the Board on December 18, 2012 authorized the payment of a $35,000 bonus to Dr. Lehman, payable on or prior to December 31, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: December 21, 2012	By	/s/ Robert M. Wolf
Robert M. Wolf
Chief Financial Officer

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